Exhibit 99.1

FOR MORE INFORMATION:

Investor Contact:

Jeff Boldt (650) 786-0333

jeff.boldt@sun.com

Media and Industry Analyst Contact:

May G. Petry (650) 786-0034

may.petry@sun.com

SUN MICROSYSTEMS TO RECOGNIZE NON-CASH CHARGE

FOR THE FOURTH QUARTER OF FISCAL YEAR 2003

SANTA CLARA, CALIF.—September 29, 2003—Sun Microsystems today announced that it will recognize a $1,051 million non-cash charge in its fourth quarter of fiscal 2003 to increase a valuation allowance for its net deferred tax assets in accordance with the Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” As a result of this non-cash charge, Sun has determined that it will recognize a revised net loss for the fourth quarter of fiscal 2003 of $1,039 million, or a net loss per share of $.32.

Sun performed the SFAS 109 analysis at the time of its July 22, 2003 earnings announcement and concluded that it fully accounted for any estimated valuation allowance at that time and would be able to fully realize the net deferred tax asset. In connection with the filing of the annual report on Form 10-K for fiscal 2003, Sun updated its SFAS 109 analysis and took into account its progress against the planned forecast of operating results for the not yet reported first quarter of fiscal 2004 and the impact of this progress on the remaining planning period underlying the SFAS 109 analysis. This updated analysis yielded an additional $1,051 million valuation allowance.

The deferred tax assets valuation allowance will be reviewed periodically for continued probability of realization. This may result in an increase or decrease in the deferred tax assets valuation allowance amount.

Although Sun has not yet closed its books for the first quarter of fiscal year 2004, the company anticipates a GAAP loss per share of approximately $.07 to $.10, including a tax provision of approximately $34 million or approximately $.01 per share, for that period which reflects a particularly difficult quarter for the company due in part to intense market and competitive dynamics. This anticipated loss impacted the company’s updated SFAS 109 analysis and as a result, the company adjusted its best estimate of the amount of deferred tax assets that will ultimately be realized.

Sun’s financial statements for fiscal year 2003 are now complete and will be made available in its annual report on Form 10-K to be filed with the Securities and Exchange Commission today. Sun will hold a conference call on October 16, 2003 to discuss financial results in more detail for the first quarter of fiscal 2004.

About Sun Microsystems, Inc.

Since its inception in 1982, a singular vision—“The Network Is The Computer™”—has propelled Sun Microsystems, Inc. (Nasdaq: SUNW) to its position as a leading provider of industrial-strength hardware, software and services that make the Net work. Sun can be found in more than 100 countries and on the World Wide Web at http://www.sun.com.

This press release contains forward looking statements regarding future results and opportunities of Sun Microsystems, including statements regarding Sun’s periodic review of the deferred tax assets valuation allowance and potential resulting increase or decrease in the amount of such valuation allowance, its anticipated loss for the first quarter of fiscal 2004, and the items reflected by the anticipated loss. Factors that might cause actual results to differ include risks associated with Sun’s financial performance in future periods such as risks associated with competition; developing, marketing and acceptance of new products and services; cancellation or delay of projects, initiatives, products and services and continued adverse macroeconomic conditions in the US and internationally. These and other risks are detailed from time to time in Sun’s periodic reports that are filed with the Securities and Exchange Commission, including Sun’s annual report on Form 10-K for the fiscal year ended June 30, 2003 expected to be filed today.

Sun, Sun Microsystems, the Sun logo, and The Network Is The Computer are trademarks or registered trademarks of Sun Microsystems, Inc. in the United States and in other countries.